Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-118020, 333-184343 and 333-206790 on Form S-3 of Block Financial Corporation and Registration Statement Nos. 333-206790, 333-118020-01, 333-154611 and 333-184343-01 on Form S-3 and Nos. 333-160957, 333-42736, 333-70402, 333-106710, 333-183913, and 333-183915 on Form S-8 of H&R Block, Inc. of our reports dated June 16, 2017, relating to the consolidated financial statements and financial statement schedule of H&R Block, Inc. and subsidiaries, and the effectiveness of H&R Block, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of H&R Block, Inc. for the year ended April 30, 2017.
/s/ Deloitte & Touche LLP

Kansas City, Missouri
June 16, 2017